EXHIBIT 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2000, between Broder Bros., Co., a Michigan corporation (the “Company”), and Vince Tyra (“Executive”).

The Company and Executive are parties to an Executive Stock Agreement dated as of the date hereof (the “Executive Stock Agreement”) pursuant to which the Company will grant Executive options to acquire shares of the Company’s capital stock and the Company will, under certain circumstances, repurchase shares of the Company’s capital stock owned by Executive.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the Chief Executive Officer, subject to the overall direction and authority of the Company’s board of directors (the “Board”).

(b) Executive shall report to the Board, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries; provided, that nothing in this paragraph 2(b) shall prohibit Executive from devoting a reasonable amount of business time and attention to charitable activities.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

3. Base Salary and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $300,000 per annum and shall be subject to review by the Board on an annual basis (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible, which programs shall not be materially less favorable in the aggregate than those of the Company in place prior to the date hereof (other than with respect to life insurance).

(b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, Executive will be eligible to earn an annual bonus to be based upon specific bonus targets to be established on an annual basis by the Board, which bonus opportunity will be at levels such that the total compensation opportunity provided to Executive each year will be comparable to the compensation provided to Executive during the Company’s most recent fiscal year. Such bonus targets will generally focus on reasonable EBITDA growth, capital expenditure levels and working capital targets, as well as meeting debt covenant requirements. Such bonus shall be calculated by the Board, shall be deemed to have been earned and accrued as of the end of the applicable fiscal year for purposes of this Agreement and shall be paid to the Executive, in cash, no later than ten (10) business days following the completion of financial statements of the Company for each calendar year.

4. Term.

(a) The Employment Period (i) shall terminate upon Executive’s resignation, death or Disability (as defined below) and (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause. Any party wishing to terminate the Employment Period shall deliver to the other party in accordance with paragraph 12 hereof, written notice of termination which shall:

(i) indicate the specific termination provision in this Agreement relied upon; and

(ii) state the effective date of termination.

(b) If the Employment Period is terminated by the Company without Cause or if Executive shall terminate the Employment Period for Good Reason (as defined below) during the term of this Agreement, Executive shall be entitled to receive his Base Salary and benefits described in paragraph 3 (a) above, in each case for twelve (12) months after the date of such termination. Any such amounts payable under this paragraph 4(b) will be payable at such times as such amounts would have been payable had Executive not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this paragraph 4(b) during such times as Executive is in breach of paragraph 5, 6, or 7 hereof or any provision of the Executive Stock Agreement. As a condition to the Company’s obligations (if any) to make severance payments pursuant to this paragraph 4(b), Executive will execute and deliver a general release in form and substance satisfactory to the Company.

(c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above (other than a resignation by Executive for Good Reason), Executive shall be entitled to receive his Base Salary through the date of termination and any unpaid bonus which was earned and was accrued prior to such date of termination. If the Employment Period is terminated by the Company without Cause, as a result of Executive’s death or Disability or is terminated by the Executive with Good Reason, in addition to the benefits specified in (b) above, Executive shall be entitled to receive a pro rata share of the bonus determined for such period (if such bonus would, but for such termination, have been earned by Executive based on the attainment of the applicable performance targets), which shall be paid in accordance with paragraph 3(c).

(d) Except as otherwise provided in paragraph 4(b) or paragraph 4(c), all of Executive’s rights to fringe benefits and bonuses hereunder (if any) which accrue after the termination of the Employment Period shall cease upon such termination. The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it owes Executive hereunder.

(e) For purposes of this Agreement, “Disability” (i) shall mean any physical or mental incapacitation which results in Executive’s inability to perform his duties and responsibilities for the Company for a total of 180 days during any twelve-month period. If the Company and Executive are unable to agree as to whether Executive is Disabled, the question will be decided by a physician selected jointly by the Company and Executive, at the joint expense of the Company and Executive, whose decision will be conclusive and binding.

(f) For purposes of this Agreement, “Cause” shall mean Executive’s gross misconduct (as defined herein) or willful and material breach of this Agreement. For purposes of this definition, “gross misconduct” shall mean (A) a felony conviction in a court of law under applicable federal or state laws which results in material damage to the Company and its Subsidiaries or materially impairs the value of the Executive’s services to the Company, or (B) willfully engaging in one or more acts, or willfully omitting to act in accordance with duties hereunder and reasonable directions given to Executive by the Board, which is demonstrably and materially damaging to the Company and its Subsidiaries, including acts and omissions that constitute gross negligence in the performance of Executive’s duties under this Agreement, and which is not remedied or cured to the reasonable satisfaction of the Board within five days of written notice of such damaging act(s) or omission(s). For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not including any act or failure to act resulting from any Disability of Executive.

(g) For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s consent, of any of the following: (i) unless corrected within 5 business days after delivery by Executive of written notice to the Board of Executive’s objection thereto, the assignment to Executive of any significant duties materially inconsistent with Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of Executive’s responsibilities for the Company, (ii) the Board requires Executive to relocate from the Detroit metropolitan area; (iii) any reduction in the Base Salary paid to Executive; (iv) the failure by the Company to pay or provide Executive within five (5) days of written demand, any amount of Base Salary, bonus or any other benefit which is due, owning and payable under this Agreement; or (v) the failure by the Company to continue to provide Executive with benefits which satisfy the requirements of the last sentence of paragraph 3(a).

5. Confidential Information. Executive acknowledges that the information, observations and data (including without limitation trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical or business information) disclosed or otherwise revealed to him or discovered or otherwise obtained by him, directly or indirectly, while employed by the Company or while serving as a director or senior executive officer of the Company concerning the business or affairs of the Company or any of its Subsidiaries (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Subsidiaries (“Work Product”) belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Period and for one year thereafter (the “Noncompete Period”), he shall not, directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which distributes, provides, renders or sells products or services which compete with the products or services of the Company or any of its Subsidiaries (or any products or services the Company or any of its Subsidiaries are in the process of developing) anywhere in the United States (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange and which is not primarily engaged in the business of providing products or services which are similar to or compete with the products and services of the Company or any of its Subsidiaries (or any products or services the Company or any of its Subsidiaries are currently in the process of developing). Executive agrees that the aforementioned covenant is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that the Company currently conducts its business on a nationwide scale throughout the United States and that the geographic scope of this restriction is necessary to protect the goodwill and Confidential Information of the Company and its Subsidiaries.

(b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries) or (iv) service, engage in business with or provide products or services to any customer of the Company or any Subsidiary with respect to any product or service provided or rendered by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is in the process of developing.

8. Enforcement. If, at the time of enforcement of paragraph 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in paragraph 7 are reasonable.

9. Other Businesses. As long as Executive is employed by the Company or any of its Subsidiaries, Executive agrees that he will not, except with the express written consent of the Board, become engaged in, or render services for, any business other than the business of the

Company, any of its Subsidiaries or any corporation or partnership in which the Company or any of its Subsidiaries have an equity interest; provided, that nothing in this paragraph 9 shall prohibit Executive from devoting a reasonable amount of business time and attention to charitable activities.

10. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11. Survival. Paragraphs 4, 5, 6 and 7 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Vince Tyra

c/o Broder Bros., Co.

45555 Port Smith

Plymouth, Michigan 48170

With a copy to:

Stites & Harbison

400 W. Market Street, Suite 1800

Louisville, Kentucky 40202

Attention: W. Thomas Haibleib, Jr.

Notices to the Company:

Broder Bros., Co.

c/o Bain Capital, Inc.

Two Copley Place

Boston, Massachusetts 02116

Attn: Edward Conard

Thomas Morgan

With a copy to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, Illinois 60601

Attn: Jeffrey C. Hammes, P.C.

 David A. Breach

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

18. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BRODER BROS., CO.

By:	/s/ Todd Turkin

Its:	President

/s/ Vince Tyra

VINCE TYRA

(SIGNATURE PAGE TO EMPLOYMENT AGREEMENT)